

<ARTICLE>                     5
<LEGEND>
     The schedule contains summary financial information extracted from the balance sheet and statement of income and is qualified in its entirety by reference to such financial statements.
</LEGEND>
<CIK>          0000832091
<NAME>         KRUPP INSURED PLUS-III LIMITED PARTNERSHIP

<PERIOD-TYPE>                                    9-MOS
<FISCAL-YEAR-END>                          Sep-30-1998
<PERIOD-END>                               Sep-30-1998
<CASH>                                      11,036,911
<SECURITIES>                                92,429,112<F1>
<RECEIVABLES>                                  627,842
<ALLOWANCES>                                         0
<INVENTORY>                                          0
<CURRENT-ASSETS>                             2,077,905<F2>
<PP&E>                                               0
<DEPRECIATION>                                       0
<TOTAL-ASSETS>                             106,171,770
<CURRENT-LIABILITIES>                           22,829
<BONDS>                                              0
<PREFERRED-MANDATORY>                                0
<PREFERRED>                                          0
<COMMON>                                   105,353,339<F3>
<OTHER-SE>                                     795,602<F4>
<TOTAL-LIABILITY-AND-EQUITY>               106,171,770
<SALES>                                              0
<TOTAL-REVENUES>                             8,465,735<F5>
<CGS>                                                0
<TOTAL-COSTS>                                        0
<OTHER-EXPENSES>                             2,532,923<F6>
<LOSS-PROVISION>                                     0
<INTEREST-EXPENSE>                                   0
<INCOME-PRETAX>                              5,932,812
<INCOME-TAX>                                         0
<INCOME-CONTINUING>                          5,932,812
<DISCONTINUED>                                       0
<EXTRAORDINARY>                                      0
<CHANGES>                                            0
<NET-INCOME>                                 5,932,812
<EPS-PRIMARY>                                        0<F7>
<EPS-DILUTED>                                        0<F7>

<F1> Includes Participating Insured Mortgages ("PIMs") of $75,449,114 and
Mortgage-backed Securities ("MBS") of $16,979,998.
<F2>Includes prepaid acquisition fees and expenses of $6,320,003 net of accumulated amortization of $4,475,668 and prepaid participation servicing fees of $1,910,030 net of accumulated amortization of $1,676,460.
<F3>Represents total equity of General Partners and Limited Partners.  General
Partners deficit of ($148,663) and Limited Partners equity of $105,502,002.
<F4>Unrealized gain on MBS.
<F5>Represents interest income on investments in mortgages and cash.
<F6>Includes $1,758,364 of amortization of prepaid fees and expenses.
<F7>Net income allocated $177,984 to the General Partners and $5,754,828 to the
Limited Partners. Average net income per Limited Partner interest is $.45 on 12,770,261 Limited Partner interests outstanding.


